For immediate release

ADVENTRX Pharmaceuticals Announces Senior Management
Appointments

SAN DIEGO, December 13, 2004 -- ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today two new senior management appointments. Effective December 9, 2004, Carrie Carlander was named Chief Financial Officer and Brian M. Culley was added as Vice President of Business Development, a newly created position at the Company. Ms. Carlander will replace Steven Plumb in the position of Chief Financial Officer.

"We are pleased to add Carrie and Brian to our team. Both bring valuable strengths and extensive experience to help lead our Company,” said Evan M. Levine, President & CEO of ADVENTRX. “Carrie brings 13 years experience in finance, strategic operations, accounting and management in high tech environments. “Brian has over 12 years experience in the biotechnology industry and business development which we expect will have an immediate impact as we advance our products through clinical development and seek to negotiate strategic licensing arrangements. I consider the addition of these two professionals to our senior management team to be a real win for the Company and its shareholders.

Most recently, Ms. Carlander held consulting CFO positions with SofLinx and Singlefin and was Vice President of Finance at V-Enable, Inc. of San Diego. Prior to that, she was Vice President of Finance and Administration and Secretary at Websense, Inc. Ms. Carlander joined Websense as Director of Finance and Human Resources during the company’s start-up phase and helped to complete two rounds of funding prior to the company’s March 2000 IPO. Ms. Carlander is a member of the Tech Coast Angels, a 200-member group investing in early-stage biotech and high-tech companies in Southern California. Ms. Carlander received a B.A. in Political Science from the University of California, San Diego, an M.B.A. from San Diego State University, and is a Certified Management Accountant.

Mr. Culley previously served as Director of Business Development & Marketing for Immusol, Inc., a privately-held drug development company in San Diego. At Immusol, Mr. Culley managed all strategic collaborations and licensing agreements. Mr. Culley previously worked in the office of technology transfer at the University of California San Diego and performed drug discovery research at Neurocrine Bioscience, Inc. of San Diego. He received a MS in Biochemistry from the University of California Santa Barbara and an MBA from The Johnson School of Business at Cornell University with an emphasis on private equity and entrepreneurship.

About ADVENTRX

ADVENTRX Pharmaceuticals, Inc. is a biopharmaceutical research and development company whose business strategy is to commercialize leading edge medical research through licensing agreements with prominent universities and research institutions. The Company focuses on cancer and viral research to launch products that either extend the usefulness of current therapies or replace marginal therapies with new approaches to treatment. More information can be found on the Company's website at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the United States Food and Drug Administration and other regulatory agencies. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

ADVENTRX Pharmaceuticals
Evan Levine, President and CEO 858-552-0866
or
CEOcast, Inc.
Kevin Theiss, 212-732-4300